Exhibit 99.1
NEWS RELEASE

Bonanza Creek Issues Preliminary Second Quarter 2019 Results and Provides an Operational Update

DENVER, Colorado - July 22, 2019 /Globe Newswire/ - Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today issued preliminary second quarter 2019 results, provided an operations update, and announced its second quarter 2019 earnings release and conference call date.

Highlights include:

•
Second quarter 2019 estimated sales volumes increased 18% sequentially to approximately 24.4 thousand barrels of oil equivalent per day (“MBoe/d”), with oil representing 62% and liquids representing 78% of total sales volumes

•	Second quarter 2019 estimated lease operating expenses (“LOE”) were $2.87/Boe, down slightly from $2.91/Boe in the first quarter 2019

•	Second quarter 2019 estimated cash general and administrative (“G&A”) expenses, which excludes stock compensation, decreased 24% to $3.61/Boe, compared to $4.77/Boe in the first quarter 2019

•	Second quarter 2019 estimated RMI operating expenses equaled $1.22/Boe, in line with Company expectations

•	Second quarter capital expenditures totaled $81.7 million

•	Operations commenced in July on the Company’s new oil gathering line to Riverside Terminal

•	The Company exited the second quarter 2019 with approximately $294 million in liquidity and net debt of approximately $56 million

•	Mid-year proved reserves increased to 120.0 MMBoe from 116.8 MMBoe at year-end 2018 despite prices declining approximately 6%

“Bonanza Creek delivered strong second quarter production performance and the team continues to drive improvements in our cost structure,” said Eric Greager, the Company’s President and Chief Executive Officer. “The capex increase in Q2 is the result of our drilling and completion activities pacing ahead of schedule. We expect to be on schedule through the second half of the year, and we reiterate our annual capex guidance of $230 to $255 million.” Greager concluded, “We continue to be very pleased with the results of our development program, and we look forward to providing additional details on our earnings call in a few weeks.”

Upcoming Events

The Company announced that it is scheduled to release its second quarter 2019 operating and financial results after market close on August 7th, 2019 and will host a conference call to discuss these results the following morning, August 8th, at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

The Company also announces that members of the Company’s management will participate in Enercom’s 2019 Oil and Gas Conference in Denver on August 11-14, 2019. The Corporate Presentation used will be accessible on the Company’s website at www.bonanzacrk.com under the Investor Relations section.

Type	Phone Number	Passcode
Live participant	877-793-4362	6557808
Replay	855-859-2056	6557808

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and updated 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Scott Landreth
Senior Director, Finance & Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com